Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM

TEMPE, AZ, February 24, 2020 – Benchmark Electronics, Inc. (NYSE: BHE) today announced that its Board of Directors has authorized a $150 million increase to its existing stock repurchase program. Net of shares repurchased to date, the total remaining authorization under the stock repurchase program is approximately $224 million following the increase.

Benchmark CFO, Roop K. Lakkaraju commented, "Since 2018, Benchmark has repurchased approximately $340 million of common stock, or 13 million shares, and reduced our outstanding share count by over 25%. This authorization, along with our recently increased quarterly dividend, is a continuation of our long-term strategy to return capital to our shareholders while investing in our people and business to drive long term growth.”

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com